EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in the following Registration Statements:

- Registration Statement No. 333-170597 on Form S-8;

and to the use of our reports dated March 11, 2011, relating to the consolidated financial statements of TransGlobe Energy Corporation and subsidiaries (which report expresses an unqualified opinion) and the effectiveness of TransGlobe Energy Corporation's internal control over financial reporting appearing in this Annual Report on Form 40-F of TransGlobe Energy Corporation for the fiscal year ended December 31, 2010.

March 18, 2011
Calgary, Canada

/s/ *"Deloitte & Touche LLP"*
Independent Registered Chartered Accountants